EXHIBIT 99

FORM 3 JOINT FILER INFORMATION

Name:	Nippon Telegraph and Telephone Corporation
Address:	3-1, Otemachi 2-chome, Chiyoda-ku, Tokyo 100-8116, Japan

Name:	NTT Data International L.L.C.
Address:	45 West 36th Street, 7th Floor, New York, NY 10018

Name:	Mobius Subsidiary Corporation
Address:	c/o Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, NJ 07102